Exhibit 99.1

REDPOINT BIO REPORTS THREE AND NINE MONTH 2008 RESULTS

Ewing, New Jersey, November 7, 2008 – Redpoint Bio Corporation (OTCBB: RPBC), a company leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste modulators for the food, beverage and pharmaceutical industries, today announced financial and operational results for the three and nine months ended September 30, 2008.

For the three and nine months ended September 30, 2008, Redpoint recorded revenue of $1.1 million, and $3.0 million, respectively, which includes revenue generated from the Company's research and development collaboration with Givaudan, signed in March 2007, and services performed under Redpoint’s research and technology development agreement with The Coca-Cola Company, signed in December 2007. For the three and nine month periods ended September 30, 2007, Redpoint recorded revenue of $0.7 million and $1.4 million, respectively, from the commencement of the Company's research and development collaboration with Givaudan.

Research and development expenses for the third quarter of 2008 were $2.4 million, compared to $1.7 million for the third quarter of 2007.  Research and development expenses for the nine months ended September 30, 2008 were $6.5 million, compared to $5.5 million in the same period of 2007.  The increases were primarily attributable to higher costs associated with the Company’s increased effort in its bitter blocker and taste enhancer research programs.

Redpoint reported a net loss attributable to common stockholders for the third quarter of 2008 of $2.6 million, or $0.03 per share, compared to $1.9 million, or $0.02 per share, for the third quarter of 2007.

The net loss attributable to common stockholders for the nine months ended September 30, 2008 was $7.7 million, or $0.10 per share, compared to $8.8 million, or $0.15 per share, for the nine months ended September 30, 2007.

At September 30, 2008, Redpoint had approximately $17.4 million in cash, cash equivalents and marketable securities.

During the last quarter, we believe our scientists made progress in Redpoint’s discovery program for bitter blockers.  Specifically, improvements in the potency of Redpoint’s bitter blockers, designed to allow the development of more palatable pharmaceutical formulations, have been achieved.  For the first time, double blinded human taste panel studies have shown that Redpoint compounds are able to reduce the bitterness of salicin, a natural bitter compound from willow bark related to aspirin.  Although additional chemical optimization will be required to develop commercially practical bitter blockers, the human test data provides corroboration of the underlying biological hypothesis.

As previously reported, in December 2007, Redpoint signed a one year agreement with The Coca-Cola Company and granted them an exclusive right to negotiate to extend and expand the collaboration.  The initial one-year term of the agreement is set to expire in December 2008 and based upon our recent discussions with The Coca-Cola Company, it is unlikely that the companies will reach an agreement on extending the one-year term of the agreement.

Ray Salemme, Ph.D., Chief Executive Officer of Redpoint, said, “While the company is disappointed with the results of its discussions with Coca-Cola, we do have collaborative discussions underway with a number of companies, and it is important we sign agreements that make good business and economic sense for the company going forward.  We remain focused on our key objectives of identifying bitter blockers that will enable the development of novel formulations of medicines across a broad range of dosage forms and therapeutic applications and identifying flavor enhancers that improve taste, reduce the need of excess sugar and salt and contribute to the development of healthier food and beverages.”

About Redpoint Bio

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste modulators for the food, beverage and pharmaceutical industries. Redpoint Bio's food and beverage program is focused on identifying novel compounds that improve the tastes of existing ingredients and enable the development of better-tasting and more healthful foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company's website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company's current expectations or forecasts of future events. The Company's performance and financial results could differ materially from those reflected in these forward-looking statements due to, among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:

Investor Relations Firms:
Redpoint Bio:	The Trout Group
Scott Horvitz	Timothy J. Ryan : (646) 378-2924
Chief Financial Officer	Laura Okpala (617) 583-1306
(609) 637-9700, ext. 207
shorvitz@redpointbio.com	Redington Inc.
Thomas Redington: (212) 926-1733

(financial tables follow)

Selected Financial Information

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008

Research and grant revenue	$710	$1,057	$1,427	$2,997

Operating expenses:
Research and development	1,710	2,366	5,520	6,525
General and administrative	1,163	1,396	3,226	4,615
Total operating expenses	2,873	3,762	8,746	11,140
Operating loss	(2,163)	(2,705)	(7,319)	(8,143)
Interest income	276	108	452	488
Interest expense	(22)	(12)	(1,678)	(40)
Net loss	(1,909)	(2,609)	(8,545)	(7,695)

Accretion of redeemable convertible preferred stock	—	—	(225)	—

Net loss applicable to common stockholders	$(1,909)	$(2,609)	$(8,770)	$(7,695)

Basic and diluted net loss per common share	$(0.02)	$(0.03)	$(0.15)	$(0.10)

Weighted average common shares outstanding	78,916	79,496	57,990	79,426

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2007	September 30, 2008
Cash and cash equivalents	$5,790	$5,580
Marketable securities	16,911	11,868
Other current assets	556	471
Property and equipment, net	1,296	1,364
Other assets	270	324
Total assets	$24,823	$19,607

Current liabilities	$2,447	$3,472
Long-term liabilities	188	1,254
Deferred revenue, less current portion	650	371
Stockholders’ equity	21,538	14,510
Total liabilities and stockholders’ equity	$24,823	$19,607